EXHIBIT 99.1

Qumu Appoints Technology Veteran Edward Horowitz and Financial Executive Mary E. Chowning to Board of Directors

Minneapolis, MN – October 31, 2019 – Qumu Corporation (NASDAQ: QUMU) has appointed Edward Horowitz and Mary E. Chowning to its board of directors, effective immediately. With these additions, Qumu’s board is now comprised of seven directors, including the Company’s Chief Executive Officer and six independent directors.

Horowitz brings more than 30 years of experience to Qumu’s board as a venture capitalist and technology executive in the telecommunications, media, and financial services sectors. Currently, Horowitz serves on the boards of the First Responder Network Authority, PT Link Net, and the non-profit New York Hall of Science. Horowitz has held a range of leadership positions throughout his career, including Chairman of the Board of Fairpoint Communications, Co-CEO of Encompass Digital Media, President and CEO of SES AMERICOM, and SVP of Viacom. He served as Executive VP of Citigroup focused on delivering financial services via the internet. He is the founder and Chairman of Edslink LLC, a venture capital firm that provides financial, advisory, and technology consulting services.

Horowitz holds a B.S. in Physics from CCNY and a Masters of Business from Columbia University.

Chowning is a seasoned executive with more than 30 years of experience in global financial and operations management in the technology, healthcare and consumer products sectors, including C-level positions with public and private companies. She has nearly 15 years of experience serving on boards of private and public companies as well as non-profits. Chowning currently serves on the Board of Directors of Gunnar Optiks LLC, Chicago Scenic Studios, Inc., and the Granville & Erline Walker Scholarship Foundation. Chowning has held a range of leadership positions during her career including, Partner in Arthur Andersen LLP, CFO of X-Rite Incorporated, and COO and CFO of Metagenics, Inc. Chowning is the founder and Managing Partner at Colonnade Consulting LLC where she currently advises senior leadership teams on strategic and tactical planning, M&A, organizational structure, and operational improvement.

Chowning holds a BA in Business Economics from the University of California, is a Certified Public Accountant (California, inactive), an AAA Expert Witness, and a member of the American College of Corporate Directors.

“On behalf of Qumu’s leadership team and board, I would like to welcome Mary and Ed to the team,” said Vern Hanzlik, Qumu’s President and CEO. “Their appointments represent not only an enhancement to the depth and breadth of our board, but also an important step in Qumu’s continued evolution as an organization. We were looking for experienced directors who had proven track records in creating significant long-term shareholder value for their respective companies, and we’ve found just that in Mary and Ed. We’re both excited and thankful to have such high-caliber and well-respected leaders involved in our strategic decision-making as Qumu looks to further capitalize on the video conferencing explosion and its convergence with enterprise video.”

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About Qumu

Qumu Corporation (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Company Contact:

Dave Ristow
Chief Financial Officer
Qumu Corporation
Dave.Ristow@qumu.com
+1.612.638.9045

Investor Contact:

Matt Glover or Tom Colton
Gateway Investor Relations
QUMU@gatewayir.com
+1.949.574.3860

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